EXHIBIT 99
FOR IMMEDIATE RELEASE
April 26, 2010

Contact:	Jeff. D. Kniese President and Chief Executive Officer Telephone: 937-548-4158
GREENVILLE FEDERAL FINANCIAL CORPORATION REPORTS EARNINGS FOR THE THIRD QUARTER ENDED MARCH 31, 2010 AND DECLARES DIVIDEND
Greenville, Ohio, April 26, 2010. Greenville Federal Financial Corporation (the “Corporation”) (OTCBB: GVFF), today announced the Corporation’s financial results for the third fiscal quarter. For the quarter ended March 31, 2010 the Corporation reported net income of $110,000, or $0.05 per diluted share, compared to a net loss of $371,000, or $0.17 per share, for the same quarter in 2009.
The quarter-to-quarter increase in net income was attributed primarily to the lack of a non-cash impairment charge on investment securities during the third quarter of fiscal year 2010. During the third quarter of fiscal year 2009, the Corporation incurred a non-cash impairment charge on investment securities of approximately $482,000 resulting from an investment by the Corporation’s subsidiary, Greenville Federal, in the AMF Ultra Short Mortgage Fund (the “Fund”). The Fund stabilized in the fourth quarter of fiscal year 2009, and no impairment charge was necessary in the first three quarters of fiscal year 2010. At March 31, 2010, the Corporation’s investment in the Fund ended in an unrealized gain position of $458,000. The change in performance of the Fund is the primary reason for the quarter-to-quarter improvement in net income. As of March 31, 2010 Greenville Federal’s investment in the Fund had a fair market value of $11.6 million.
In addition to the impairment charge, the increase in net income from the third quarter of fiscal year 2009 to the same quarter of fiscal year 2010 reflected a decrease of $69,000, or 6.3%, in general, administrative, and other expense and an increase of $8,000, or 4.3%, in other income, partially offset by an increase of $35,000, or 100.0%, in provision for losses on loans, a $26,000, or 2.4%, decrease in net interest income and a $17,000, or 77.3%, increase in federal income tax expense.
The decrease in net interest income was attributed to a $150,000 decrease in interest income and a $124,000 decrease in interest expense. The decrease in general, administrative and other expense was due primarily to a $93,000 decrease in employee compensation and benefits, a $44,000 decrease in other operating expense, and a $17,000 decrease in occupancy and equipment, which were partially offset by an $88,000 increase in provision for loss on real estate acquired through foreclosure. The decrease in other operating expense was due primarily to a $29,000 decrease in legal expenses, a $29,000 decrease in consulting expenses, and a $26,000 decrease in audit and accounting services, which were partially offset by a $40,000 increase in FDIC insurance premiums.
The Corporation recorded net income of $254,000 for the nine months ended March 31, 2010, compared to a net loss of $3.1 million for the same period in 2009. The increase in net income was attributed primarily to the lack of a non-cash impairment charge for the nine months ended March 31, 2010. Comparing the nine months ended March 31, 2010, to the nine months ended March 31, 2009, net interest income decreased $78,000, or 2.4%, the provision for losses on loans increased 161.2% to $222,000, other income increased $34,000, or 5.4%, and general, administrative and other expense decreased 6.3%. The decrease in general, administrative and other expense was due primarily to a $151,000, or 8.5%, decrease in employee compensation and benefits.
The Corporation reported total assets of $121.6 million at March 31, 2010, total liabilities of $104.0 million, including deposits of $78.3 million, and total stockholders’ equity of $17.6 million.
The Corporation also announced that the Board of Directors has declared a cash dividend of $0.07 per share of the Corporation’s common stock. The dividend is to be paid on May 14, 2010, to stockholders of record as of April 30, 2010.
Greenville Federal Financial Corporation is the holding company for Greenville Federal, a federally chartered savings bank headquartered in Greenville, Ohio. Greenville Federal attracts deposits from, and makes loans in, the Ohio counties of Darke, Preble, Auglaize, Miami, Shelby and Mercer and the Indiana counties of Randolph and Wayne.

GREENVILLE FEDERAL FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)

	March 31,	June 30,
ASSETS	2010	2009
	(Unaudited)

Cash and cash equivalents	$6,073	$4,474
Investment securities	11,557	11,899
Loans receivable	92,882	91,663
Other assets	11,058	11,534

Total assets	$121,570	$119,570

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$78,336	$72,918
Advances from the FHLB	24,669	26,903
Other liabilities	954	1,135

Total liabilities	103,959	100,956

Stockholders’ equity	17,611	18,614

Total liabilities and stockholders’ equity	$121,570	$119,570

GREENVILLE FEDERAL FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Nine months ended		Three months ended
	March 31,		March 31,

	2010	2009	2010	2009

Total interest income	$4,754	$5,154	$1,555	$1,705
Total interest expense	1,610	1,932	497	621

Net interest income	3,144	3,222	1,058	1,084
Provision for losses on loans	222	85	70	35

Net interest income after provision for losses on loans	2,922	3,137	988	1,049
Other income	665	631	193	185
Impairment charge on investment securities	—	3,329	—	482
General, administrative and other expense	3,257	3,475	1,032	1,101

Income (loss) before income taxes	330	(3,036)	149	(349)
Income taxes	76	39	39	22

NET INCOME (LOSS)	$254	$(3,075)	$110	$(371)

EARNINGS (LOSS) PER SHARE — basic and diluted	$0.12	$(1.38)	$0.05	$(0.17)